Exhibit 16.1

Deloitte &Touche LLP
1Concorde Gate
Suite 200
Toronto, ON M3C 4G4
Canada

Tel: 416-601-6150
Fax: 416-601-6610
www.deloitte.ca

July 16,2009

Ontario Securities Commission	and to
British Columbia Securities Commission	McGovem, Hurley, Cunningham, LLP
Alberta Securities Commission	Chartered Accountants
Securities Exchange Commission

Dear Sirs/Mesdames:

Subject:

Stellar Pharmaceuticals Inc.

Notice of Change of Auditor

In compliance with National Instrument 51-102 -Continuous Disclosure Obligations, and Item 4.01 - Change of Registrant's Certifying Accountant, please be advised that we have read the Notice of Change of Auditor prepared by Stellar Pharmaceuticals Inc. dated May 19, 2009 and revised on July 13, 2009, and we agree with the contents of the said Notice.

Yours truly,

Chartered Accountants

Licensed Public Accountants

cc: Board of Directors

Member de/Member of Deloitte Touche Tohmatru